EXHIBIT 99.1

GENESCO NAMES ANDY GRAY PRESIDENT OF THE JOURNEYS GROUP

A proven leader and seasoned global consumer product executive who brings deep footwear and retail industry expertise,

Gray adds meaningfully to Genesco’s already deep leadership bench

NASHVILLE, Tenn. Nov. 28, 2023 -- Genesco Inc. (NYSE: GCO), after a broad search process, today announced the appointment of Andy Gray as the new President of the Journeys Group, effective January 3, 2024. In this role, Gray will drive strategic growth for the Company’s largest business, building on the foundation of Journeys’ leading position in teen fashion footwear retail and its brand mission of living life with an attitude that celebrates self-expression inspired by youth culture. He succeeds Journeys Group President Mario Gallione, whose planned retirement was announced in August.

“Andy brings invaluable expertise in the areas essential to building the Journeys business for the future, along with a passion for leading youth-focused consumer businesses,” said Genesco Board Chair, President and Chief Executive Officer Mimi E. Vaughn. “He is a visionary leader with extensive experience in athletic and fashion footwear. Andy’s connection to youth culture and the strong brand relationships he’s forged over his accomplished career make him the ideal person to lead the talented team we have in place at Journeys, as we work to elevate the business and unlock the tremendous potential we see ahead.”

Gray joins Genesco most recently from Foot Locker, Inc. Before departing in January 2023, he served as Global President, where he led and motivated teams across all regions and was responsible for Foot Locker’s largest global brand portfolio, including oversight of brand building, business innovation and all product functions. He championed a commercial offense to reach more consumers across core categories,

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refocused teams on the biggest brands and high ROI-potential regions and repositioned the portfolio to evolve and elevate Foot Locker globally.

“I’m incredibly excited to join the Genesco team and to lead Journeys – a retail brand I've long admired. I see significant runway to capitalize on its unique positioning in the market, while further leveraging the unparalleled strength of its vendor partnerships,” said Gray. “There is something really captivating about the power of Journeys’ connection with its teen consumer, and I’m looking forward to hitting the ground running with the team to evolve the business for a new era.”

Gray joins a strong and dedicated Journeys leadership team, including Journeys’ Chief Operating Officer Mike Sypert, who was appointed in August, and has been managing the day-to-day responsibilities for Journeys, Journeys Kidz and Little Burgundy’s business, including stores and websites in the U.S. and Canada. Sypert is a 34-year company veteran who previously served as Journeys Executive Vice President of Sales and Retail Operations. Vaughn commented, “Mike has provided exceptional leadership already in his new role, and I look forward to his continued contributions in partnership with Andy.”

About Andy Gray

Gray comes to Genesco from his prior roles at Foot Locker, where he served for over two decades in several senior leadership positions, including EVP, Global President of Foot Locker, Kids Foot Locker, Champs and Sidestep, and EVP, Global Chief Commercial Officer. During that time, he developed a multi-dimensional skill set spanning merchandising, general management, retail and digital, consumer insight, brand building and global leadership. As Global Chief Commercial Officer, he brought all consumer facing disciplines together for increased consumer, vendor and business benefit.

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About Genesco Inc.

Genesco Inc. is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including approximately 1,400 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers and G.H. Bass. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contacts Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com